Exhibit 99.1

PFSweb, Inc. NasdaqCM:PFSW
FQ1 2022 Earnings Call Transcripts
Monday, June 13, 2022 9:00 PM GMT

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PFSWEB, INC. FQ1 2022 EARNINGS CALL | JUN 13, 2022

Call Participants

EXECUTIVES

Michael C. Willoughby
President & CEO and Director

R. Zach Thomann
Executive VP & COO

Thomas J. Madden
Executive VP & CFO

ANALYSTS

George Frederick Sutton
Craig-Hallum Capital Group LLC,
Research Division

ATTENDEES
Jackie Keshner

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PFSWEB, INC. FQ1 2022 EARNINGS CALL | JUN 13, 2022

Presentation
Operator

Good afternoon, everyone, and thank you for participating in today's conference call to discuss PFSweb's Q1 2022 results. Joining us today is PFSweb's CEO, Mike Willoughby; the COO and President, PFS, Zach Thomann, the company's CFO, Tom Madden; and the Company's outside Investor Relations Advisor, Jackie Keshner with Gateway Group.

Following our remarks, we'll have an open the call for your questions. I would now like to turn the call over to Ms. Keshner for some introductory comments.

Jackie Keshner

Thank you. Before we go further, I would like to make the following remarks concerning forward-looking statements. All statements in this conference call, other than historical facts, are forward-looking statements. The words anticipate, believe, estimate, expect, intend, will, guidance, confidence, target, project, and other similar expressions typically are used to identify forward-looking statements. The full disclaimer relating to forward-looking statements as well as certain non-GAAP metrics used in our filings in this presentation, can be found in the company's 10-K and Investors section of the PFSweb website under safe harbor statement.

I would like to remind everyone that this call will be available for replay through June 27, 2022, starting today at 8:00 p.m. Eastern time. A webcast replay will also be available via the link provided in today's press release as well as available on the company's website at pfscommerce.com. Any redistribution, retransmission or rebroadcast of this call in any way without the expressed written consent of PFSweb is strictly prohibited.

Now I would like to turn the call over to the Chief Executive Officer of PFSweb, Mr. Mike Willoughby. Mike?

Michael C. Willoughby
President & CEO and Director

Thank you, Jackie, and good afternoon, everyone. Before discussing our financial and operational performance for the quarter, I would like to note that the filing of our first quarter 2022 10-Q today has allowed us to become current with our financial filings. With today's report complete and filed, we are in full compliance with NASDAQ listing rules and our SEC reporting obligations. As we have previously disclosed, recent financial results have been delayed by the complex tax implications and labor-intensive closing process associated with the sale of our LiveArea global business to Merkle last year.

Our team has worked tirelessly to complete the reporting process and bring our filings current within our anticipated time line, and we expect to remain compliant with NASDAQ and SEC reporting requirements going forward.

Now turning to our first quarter highlights. Our PFS operational performance maintained our momentum from 2021. We drove solid year-over-year service fee equivalent revenue growth as we continue to meet robust fulfillment demand within our current client base and to ramp new client engagements. While restructuring expenses related to our LiveArea transaction, and our strategic alternatives process impacted our bottom line for the quarter, we have otherwise made progress with optimizing our cost structure to better align with our current PFS operational framework.

Across our business, we remain committed to further enhancing our fulfillment capabilities, our operational efficiencies, and the value we create for our growing client base.

As our business has become more fulfillment oriented, we have continued to benefit from significant e-Commerce tailwinds and adapt to changing consumer shopping trends. In March, Adobe's Digital Economy Index reported that consumers are expected to spend a record $1 trillion online in 2022. And the recent McKinsey article estimates that e-Commerce penetration has grown by 30% relative to pre-pandemic levels.

As consumer shopping behavior has evolved, so have consumer preferences. McKinsey reports that over 90% of consumers now consider 2- to 3-day shipping as a baseline fulfillment expectation rather than a competitive advantage. This environment requires fulfillment providers and the brands they serve to operate with increased efficiency, agility and offer multinode fulfillment options.

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PFSWEB, INC. FQ1 2022 EARNINGS CALL | JUN 13, 2022
These 3 qualities are at the core of our PFS operations. And coming off a record fulfillment year in 2021, we have continued to leverage our multinode fulfillment strategy, and highly branded operations to provide effective tailored services for our clients. We have quickly reached capacity in each of the 3 new fulfillment centers we've opened over the past 2 years, demonstrating our ability to swiftly expand our global distribution network to support our clients.

In fact, we are on track to open our second Las Vegas fulfillment center in the third quarter of this year, just over a year after opening and expanding our first Las Vegas fulfillment center. Zach will be on the call later to share additional details and operational highlights, but I am very proud of our team's strong execution with ramping our incremental capacity and continually strengthening our e-Commerce fulfillment operations and support services.

As we keep pace with strong fulfillment demand trends, we have also taken steps to mitigate the impact of the broader inflationary wage environment. In addition to leveraging our multi-node strategy, which allows us to shift certain client programs to more favorable labor markets, we implemented additional contract pricing changes and productivity enhancements beginning late in the first quarter. We will continue to put these changes in place through Q2, and we expect these to benefit our pricing and cost structure throughout the rest of the year.

This work is in line with our continued focus on the structural and operational optimization of our business. To this end, we remain underway with the disposition of our corporate headquarters, which we aim to complete as quickly as possible this year. We have already transitioned most of our corporate office functions to be co-located with our production operation centers or performed remotely. And we continue to pursue a sublease or arrangements with our landlord for the headquarters building itself.

In addition, as we discussed on our recent Q4 and full year 2021 call, we have concluded our obligations to Merkle under a Transition Services Agreement, or TSA, as of April. With all TSA work related to the LiveArea transition complete, we have made operational adjustments and significant corporate overhead reductions, while supporting our core PFS business and improving our cost structure further.

With the sale of LiveArea behind us, our core focus is to sustain the client growth and sales momentum in our fulfillment business and strengthen our positioning for the strategic alternatives process.

We continued to work with Raymond James on the review of a full range of strategic alternatives for PFS. As we've previously communicated, we believe that completing a second transaction represents the most efficient way to return the significant capital we hold to our shareholders. While we do not have a specific completion time line to disclose at this point, we believe our ongoing work to optimize and strengthen the PFS business has made it an attractive platform for potential strategic opportunities and completing this process remains our top priority.

And with that, I'll turn it over to Tom to discuss our first quarter financials in further detail. Tom?

Thomas J. Madden
Executive VP & CFO

Thank you, Mike, and good afternoon, everyone. As you will see in our non-GAAP PFS presentation from the press release, our Q1 2022 service fee equivalent revenue, or SFE revenue for the PFS Operations business increased 7% to $45.8 million compared to $42.7 million during the year ago period.

As we have previously disclosed, Q1 2022 marked our final quarter of product revenue contributions from our client arrangement with Ricoh. Effective March 2022, as part of Ricoh's continued restructuring of its operations, the Ricoh distributor agreement was terminated, and as a result, our product revenue model with Ricoh was discontinued. This may lead to some confusion in our short-term comparative financial analysis, as we eliminate product revenue from our P&L and discontinue the use of the term service fee equivalent revenue in the future.

However, we believe this will ultimately benefit and clarify our financial presentations. And most importantly, as a reminder, due to the significantly reduced size of this program over the past several years, this change will have a minimal impact on our comparative consolidated Adjusted EBITDA results.

Our PFS Operations 2022 Q1 gross profit margin was approximately 20% of PFS service fee revenue compared to a gross profit margin of approximately 25% in the year ago period. Our decreased gross margin primarily reflects the ongoing impacts of industry-wide wage pressures. We've also continued to increase our percentage of fulfillment and contact center revenues relative to 2019. This mix-shift will likely drive long-term overall gross margins that are more alined with gross margins for these core services, which tend to range between 20% to 25%.

As Mike previewed earlier, we implemented pricing adjustments in new and existing client contracts in late Q1 and throughout Q2 to help offset wage inflation impacts throughout the remainder of the year, including both permanent price

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PFSWEB, INC. FQ1 2022 EARNINGS CALL | JUN 13, 2022
increases and additional or reinstituted surcharges on selected client programs. While most of these changes do not begin to impact revenue until Q2 or later this year, we believe these price adjustments, cost controls, and ongoing productivity enhancements will help us mitigate macroeconomic pressures and operate with greater profitability as we move through the year.

While we are seeing less wage volatility compared to Q1, and our measures are having the desired positive effect, we remain vigilant and will respond to any additional macro pressures with similar agility.

To this end, we remain committed to reducing our SG&A and aligning our overall cost structure more closely with our smaller fulfillment-oriented business. This includes our work to transition our corporate headquarters building by later this year and further reduce corporate overhead, associated with our previous holding company organizational structure.

Our actual consolidated Adjusted EBITDA from continuing operations in the first quarter of 2022 was a negative $0.4 million compared to an Adjusted EBITDA contribution of $0.9 million in the year ago period. The decrease primarily reflects the gross margin impact discussed earlier, partially offset by reduced ongoing and nonrestructuring related SG&A costs.

Our capital expenditures for PFS in Q1, exclusive of property and equipment acquired under debt and finance leases, were approximately $1.7 million. As we continue to support new facilities, contracts and anticipated future growth opportunities, we continue to expect our 2022 capital expenditures to range between $8 million to $10 million.

Our liquidity position as of March 31, 2022, includes over $154 million of cash and only approximately $0.2 million of debt. We remain very comfortable with our strong balance sheet as we seek to progress our growth initiatives throughout the year.

As we look to the remainder of the year, we continue to reiterate our previously stated 2022 financial targets, which anticipate annual SFE revenue growth in the 5% to 10% range. We remain optimistic that we can achieve PFS Operations SFE revenue growth at the upper end of this targeted range, driven by our expected organic growth from existing clients, strong bookings and robust sales pipeline.

We also continue to target 2022 estimated PFS stand-alone Adjusted EBITDA percentage of service fee revenue within the range of 8% to 10%. As a reminder, this PFS pro forma stand-alone Adjusted EBITDA metric refers to our estimated Adjusted EBITDA profitability for the PFS business, as if we were operating in a nonpublic environment without certain corporate overhead costs.

I will now turn the call over to Zach to review our Q1 sales and operational highlights. Zach?

R. Zach Thomann
Executive VP & COO

Thanks, Tom. Consistent with our previous earnings calls, PFS continued its momentum and focus in Q1 on supporting our top line growth objectives through 3 key drivers: 1) expanding our multinode fulfillment strategy to better serve our clients' customers. 2) driving our Fulfillment-as-a-Service product offering to allow for more dynamic and flexible fulfillment networks. And 3) converting our strong sales pipeline for continued growth.

During the first quarter of 2022, we continued to convert a sales pipeline that is at near record levels as we recorded 7 new bookings worth $6.8 million in combined estimated annual contract value. These bookings comprised a mix of net new fulfillment and contact center engagements as well as additional fulfillment service expansions within several existing client engagements. Further, our bookings indicate continued strength among established and emerging brands alike across North America and Europe, and they largely fall within our core industry verticals of health and beauty, apparel, jewelry and CPG.

Within a robust pipeline, our current clients and prospects are increasingly seeking service bundles of both business-to-business and direct-to-consumer solutions. As an example, the service suite we've deployed for Blenders Eyewear, one of our new clients launched in Q4 last year, supports the brand's DTC e-Commerce and B2B wholesale channels. Our warehouse management, inventory control and order fulfillment services provide a differentiated e-Commerce experience throughout the fulfillment process and the use of our lighted picking technology, CloudPick, helps maximize the speed and efficiency of Blenders' order fulfillment.

To echo some of Mike's earlier comments, today's e-Commerce demand tailwinds and evolving consumer expectations, have made brands place a strong priority on providing swift, tailored fulfillment experiences for their customers. Our branded solutions make us a compelling partner in this environment. Whether we're providing brand-specific kitting and

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PFSWEB, INC. FQ1 2022 EARNINGS CALL | JUN 13, 2022
packaging services or leveraging our rapidly expanding distribution network we stay closely attuned to our clients' needs and their distinct brand identities.

To speak briefly about our recent fulfillment performance, we fulfilled in excess of 6 million orders and over 29 million units during the first quarter, reflecting incremental volume benefits from our new client engagements. If present trends hold, this performance puts us on pace to achieve record annual order fulfillment volume for the third straight year. While our service fee gross margins remain impacted by the current inflationary wage environment, as Tom just mentioned, we have implemented a number of operational productivity enhancements and other improvement initiatives alongside select pricing and surcharge changes to mitigate these costs.

Our multi-node strategy is one such strategy that has allowed us to shift certain client programs to more favorable labor markets, expand existing clients into new geographies, while also allowing us to ramp our capacity for new clients. As Mike mentioned earlier, we are on pace to open our second fulfillment center in North Las Vegas, Nevada in Q3. This new center is near our first Las Vegas facility, which we just opened and expanded last year. And we plan to include contact center training environments within the second building to provide in-person training for new employees.

With new and existing clients looking to decentralize their fulfillment operations and expand capacity to accommodate increased e-Commerce demand, adding another West Coast node strengthens our distribution network and capabilities. We will continue to evaluate additional opportunities to expand and optimize our capacity to best support our client base. Within our pipeline, we expect to continue to see higher ACV and bookings for net new clients due to our operational success in our sales pipeline expansion initiatives.

We remain committed to supporting our clients amid a dynamic and high-demand operational environment. I am proud of our strong growth trajectory, and we look forward to making additional progress on our goals in the year ahead. With that, we'll now open the call up for Q&A.

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PFSWEB, INC. FQ1 2022 EARNINGS CALL | JUN 13, 2022
Question and Answer

Operator

[Operator Instructions] And our first question comes from George Sutton with Craig-Hallum.

George Frederick Sutton
Craig-Hallum Capital Group LLC, Research Division

So your enthusiasm -- your e-Commerce enthusiasm, I would say is a little bit in contrast to some of what we're starting to hear from the Shopifys and Amazons. And I'm referring to your SFE at the upper end of the range and the organic growth from your customers. Can you just give us a better sense of the enthusiasm?

Michael C. Willoughby
President & CEO and Director

Well, I think a large part of that, George, comes from the nature of our client portfolio. Zach mentioned some of those core vertical markets of health and beauty, of jewelry, of CPG, of especially high-end luxury apparel, and our experience so far this year has been that our clients continue to see strong demand for their product categories, I think, largely because of the positioning of those brands kind of within overall retail. Also, our clients tend to have a preference for the e-Commerce channel as opposed to multichannel retailers that have a large brick-and-mortar presence. Ours tend to be more dependent and more excited about and more invested in their e-Commerce channel.

And so you tend to see investments, marketing expenditures, et cetera, flowing to that e-Commerce channel. And I think the additional element is client growth, in that we continue to see organic growth with current clients, because of that demand, but we also continue to see a very strong sales pipeline, good conversion of that sales pipeline as evidenced by strong bookings in the first quarter, and our expectation we'll continue to see the strong bookings continue throughout Q2 and Q3, which are really indicative of clients with these high-end brands looking for our platform to service their needs.

So I guess if you're looking at a Shopify or a Target or a Walmart as a comp for us, we would probably say that, that's not the best comp. If you look at somebody like a Nordstrom or another high-end department store that has the same kind of product category, luxury products, probably a better comp. And I think Nordstrom announced some pretty good results recently, and reiterated or increased their guidance. So probably a little bit better comp than a general merchandise retailer like Walmart, Target or even a platform like Shopify.

George Frederick Sutton
Craig-Hallum Capital Group LLC, Research Division

All good points, Mike. I was pleased to hear that a second transaction is still your top priority. And I wanted to go back to the macro and for a long time, we've been talking about selling an e-Commerce fulfillment business is a seller's market in -- with where we've been. I'm curious if any of these iterations recently would change that seller's market dynamic in your opinion?

Michael C. Willoughby
President & CEO and Director

Not in my opinion, I think we become an even more differentiated platform in the current market. So I think as long as these trends, that Zach mentioned, continue to hold, and that's our current expectation, we continue to be a very desirable platform.

George Frederick Sutton
Craig-Hallum Capital Group LLC, Research Division

Perfect. And then lastly, can you just talk about -- because you're talking about a healthy pipeline of new opportunities. At the same time, you're talking about having filled up many of your fulfillment centers. Can you talk about how much excess capacity you have to sell into and where you stand in terms of additional investment in the new centers?

Michael C. Willoughby
President & CEO and Director

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PFSWEB, INC. FQ1 2022 EARNINGS CALL | JUN 13, 2022
Sure. Thanks for the question. I'm going to let Zach answer the question about capacity and kind of how we tend to think about responding to our pipeline, but I would like to point out before I turn the mic over to him, one of the things that I think is the secret sauce of our PFS business is the agility with which we open new facilities.

I kind of joke that, we have a just-in-time facility plan, where we have the ability to, within the normal sales cycle of 3 to 4 months, make a decision on whether to deploy a short-term facility like we might do in the Northeast, for instance, if we have a single client, we want to test the waters in the new geography, done that several times, or to open a brand-new facility like we did here in Dallas or in Las Vegas last year and go from signing a lease into full production in less than 90 days.

So that gives us some comfort in knowing that we can respond to these opportunities as they come through our sales pipeline with agility. Zach, I'll let you comment on our current capacity.

R. Zach Thomann
Executive VP & COO

Sure. Thanks, Mike. So specifically, if you look at the opening that we have in North Las Vegas, that really points out the growth that we have planned for the current year. And as you mentioned, looking at growth past the year, one of the things that we always challenge our team is keeping an eye towards the future. So we're already evaluating incremental opportunities for 2023 and beyond to certainly make sure that we stay in front of the demand that we're seeing in the e-Commerce space.

So as such, we're challenging our partners and broker partners who look for real estate options, and certainly doing the appropriate site visits and planning right now that go into 2023 to make up the successful year there.

Michael C. Willoughby
President & CEO and Director

Maybe the last thing...

George Frederick Sutton
Craig-Hallum Capital Group LLC, Research Division Can I just ask -- sorry, Mike.

Michael C. Willoughby
President & CEO and Director

Yes, go ahead. Well, I was just going to say one of the last things is, I would say is as we kind of run this game of Tetris that Zach runs as he's thinking about facilities and where we want to be in respond to our client demand, we also have the agility to make sure that the rate card that we use with our clients reflects the cost in a given region. So if we open a facility, for instance, in the Northeast, which is kind of medium to long-term plan, we realized that the cost may be higher there just like we might have seen in Vegas when we opened that facility, and we have the ability to make sure that our rate card reflects actual costs reflected in each area where we open a facility. So go ahead, proceed with your question.

George Frederick Sutton
Craig-Hallum Capital Group LLC, Research Division

Yes. I hope Zach is a better Tetris player than I ever was. But I'm curious, Zach, you mentioned sales pipeline initiatives. Can you just give us a sense of what kinds of things you are doing on that side?

R. Zach Thomann
Executive VP & COO

Sure. So with the increment pipeline that we're seeing, we're taking a really curated approach with the pipeline to make sure that we're selecting deals that best fit with our game of Tetris, to use that metaphor a little bit further. So going through and doing some consultative sales approach on the front side, also leveraging a lot of the product strategy that we have with fulfillment enablement to cobble together really comprehensive solutions that allow us to deploy our infrastructure to help clients satisfy their own needs or work with different partners.

So we really take a very strategic approach with our clients to really find the best e-Commerce solution as we build out the infrastructure to meet our growth objectives.

Michael C. Willoughby
President & CEO and Director

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PFSWEB, INC. FQ1 2022 EARNINGS CALL | JUN 13, 2022

George, on the next call, I look forward to maybe revealing a little bit more about this, but we recently had a client that moved through our pipeline very quickly that we won. And the RetailConnect solution was critical to their decision as we were deploying into our facilities, but also activating regional or metro fulfillment locations for them, and it was a key part of their decision for choosing us.

So we continue to think our multi-node strategy and that fulfillment enablement capability and the agility that gets us is super important and a differentiator for us.

Operator

At this time, this does conclude today's conference. I'd like to turn the call back over to Mr. Willoughby for any closing remarks.

Michael C. Willoughby President & CEO and Director

Okay. Thank you, Valerie, and I'd like to thank everyone that attended the call this afternoon.

Operator

Thank you. Ladies and gentlemen, this does conclude today's teleconference. You may now disconnect your lines at this time. Thank you for your participation.

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PFSWEB, INC. FQ1 2022 EARNINGS CALL | JUN 13, 2022

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